Exhibit 99.1
1

                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                Contacts:
New York, N.Y. 10022                                      ---------
                                                          James N. Fernandez
                                                          (212)230-5315
                                                          Mark L. Aaron
                                                          (212)230-5301


                  TIFFANY POSTS STRONG HOLIDAY SEASON RESULTS;
                  --------------------------------------------
                   COMPARABLE U.S. STORE SALES INCREASE 16%;
                   -----------------------------------------
                      COMPANY UPDATES ITS BUSINESS OUTLOOK
                      ------------------------------------

NEW YORK, January 8, 2004 - Tiffany & Co. (NYSE-TIF) reported that its net sales for the holiday period from November 1 - December 31 rose 18% over the prior year to $601,171,000. Worldwide, on a constant-exchange-rate basis that excludes the effect of translating local-currency-denominated sales into U.S. dollars, net sales rose 14% and comparable store sales increased 10%. Total sales growth exceeded the Company's expectations, causing the Company to increase its estimate for fourth quarter earnings. Results are based on unaudited sales.

Sales in Tiffany's four channels of distribution were as follows:

o U.S. Retail sales increased 19% to $306,179,000. Comparable store sales increased 16% (up 14% in November and 16% in December), comprised of a 22% increase in Tiffany's New York flagship store and a geographically broad-based 14% increase in branch stores.Comparable store sales growth was driven by an increase in the average amount spent per transaction.

o International Retail sales increased 18% to $217,174,000.On a constant-exchange-rate basis, total International Retail sales rose 7%. On that basis, comparable retail store sales declined 7% in Japan (total retail sales declined 3% in Japan), rose 25% in other Asia-Pacific markets and increased 13% in Europe. Strong comparable store sales growth was also achieved in Canada, Mexico and Brazil.

o Direct Marketing sales increased 14% to $65,003,000. Combined Internet/ catalog sales rose 27% due to continued strength in e-commerce




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         sales. Business sales declined 13%,reflecting the Company's previously-
         announced decision to exit the market for employee service award programs.

o Specialty Retail sales rose 17% to $12,815,000, due to sales growth in LITTLE SWITZERLAND stores.

Michael J. Kowalski, chairman and chief executive officer, said, "We are obviously pleased with the considerable strength in U.S. Retail sales which exceeded our most-recently announced expectations. Sales in many international regions also rose significantly, although results in Japan continued to be disappointing primarily due to declining unit sales of silver jewelry which also hurts gross margin. At the same time, we were delighted to see strong sales growth of diamond jewelry in each of our major markets."

Current Outlook:
----------------
Mr. Kowalski added, "We expect net earnings in the fourth quarter ending January 31 to be in a range of 68 - 71 cents per diluted share, versus year-ago earnings of 60 cents per diluted share and our previous expectation of 64 - 69 cents. This would result in full year earnings in a range of $1.39 - $1.42 per diluted share, representing growth of 9% - 11% over the $1.28 earned in the prior year. The revised fourth quarter estimates are based on: a mid-teens percentage sales increase, a modest gross margin decline and an unchanged expense ratio. We are still engaged in our planning process for 2004, but our preliminary thoughts call for healthy sales growth in the U.S., gradually improving international sales results and continued business development spending. We look for overall growth in net sales and net earnings in a range of 12% - 15%, which, at the high end, would achieve our long-term objective that calls for annual earnings growth of at least 15%. We will provide more detailed guidance when we report our full year results on February 25."

Today's Conference Call:
------------------------
The Company will host a conference call today at 8:30 a.m. (EST) to review these results and its outlook. Interested parties may listen to a broadcast on the Internet at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Conference Call") and at www.streetevents.com.




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

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, Internet and catalog sales. Specialty Retail primarily includes the retail sales made in LITTLE SWITZERLAND stores and also includes consolidated results from other ventures now operated or to be operated under non-TIFFANY & CO. trademarks or trade names. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line 800-TIF-0110.

Next Earnings Announcement:
---------------------------
The Company anticipates reporting its fourth quarter and full year results on February 25, 2004 and conducting a conference call at 8:30 a.m. (EST) that day, to be broadcast at www.tiffany.com and www.streetevents.com. To receive future notifications for conference calls and/or news release alerts, interested parties may register at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Calendar of Events" and "News by E-Mail").


This press release contains certain "forward-looking" statements concerning expectations for sales, store openings, margins and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2002 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.


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